UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 18, 2015 (March 13, 2015)

Columbia Pipeline Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36835	51-0658510
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

5151 San Felipe St., Suite 2500 Houston, Texas	77056
(Address of principal executive offices, including zip code)	(Zip Code)

Registrant’s telephone number, including area code: (713) 386-3701

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2015, G. Stephen Finley was appointed as an independent director to the board of directors (the “Board”) of CPP GP LLC (the “Company”), the general partner of Columbia Pipeline Partners LP (the “Partnership”). The appointment of Mr. Finley will increase the size of the Board to seven members. Mr. Finley qualifies as the Company’s second independent director under the rules of the Securities and Exchange Commission and the New York Stock Exchange. There are no arrangements or understandings between Mr. Finley and any other persons pursuant to which he was appointed as a director. There are no relationships between Mr. Finley and the Partnership or any related person of the Partnership that would require disclosure pursuant to Item 404(a) of Regulation S-K. Mr. Finley was also appointed to serve on the Audit Committee of the Board, effective March 13, 2015.

Mr. Finley will be compensated in accordance with the Partnership’s compensation policy for non-employee directors as described in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. In connection with his appointment, Mr. Finley was granted an initial equity award of 558 units equal in value to approximately $15,000.00.

Pursuant to the Partnership’s First Amended and Restated Agreement of Limited Partnership, Mr. Finley will be fully indemnified for actions associated with being a director to the extent permitted under Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2015

COLUMBIA PIPELINE PARTNERS LP

	By:	CPP GP LLC,
its general partner

	By:	/s/ Robert E. Smith
	Name:	Robert E. Smith
	Title:	General Counsel and Corporate Secretary

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